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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We have issued our report dated March 24, 2000, (except for Note M, as to which the date is December 15, 2000) accompanying the consolidated financial statements included in the Annual Report of PopMail.com, inc. (formerly Cafe Odyssey, Inc.) on Form 10-KSB/A for the year ended January 2, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of PopMail.com, inc. on Forms S-3 (File No. 333-80241, File No. 333-85243, File No. 333-88199, File No. 333-93317, File No. 333-96109, File No.
333-32232, File No. 333-40694, File No.333-43774, and File No. 333-46468) and on
Forms S-8 (File No. 333-62729, File No. 333-62747, File No. 333-41966, and File
No. 333-47738).


                                                         /s/ GRANT THORNTON LLP


Minneapolis, Minnesota
December 18, 2000